UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): March 6, 2007

000-14136

(Commission file number)

CARDIUM THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0075787
(State of incorporation)	(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 525 San Diego, California 92130	(858) 436-1000
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 6, 2007, Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”), entered into Securities Purchase Agreements with certain institutional and other accredited investors for the sale of 8,636,000 shares, in the aggregate, of its common stock, $0.0001 par value per share, at a purchase price of $2.50 per share, and five year warrants to purchase up to an additional 3,022,600 shares of its common stock at an exercise price of $3.75 (collectively, the “Financing”). The warrants will be fully exercisable when issued.

The Financing is expected to close on or about March 9, 2007, subject to customary closing conditions. At closing, Cardium will issue the shares and the warrants and receive gross proceeds of approximately $21,590,000 (excluding any proceeds that Cardium may receive upon exercise of the warrants). Oppenheimer & Co. Inc. (“Oppenheimer”) served as placement agent for the Financing pursuant to the terms of a Placement Agent Agreement by and between Cardium and Oppenheimer and will receive from the gross proceeds of the Financing a commission equal to approximately $1,403,350, or 6.5% of the gross proceeds received by Cardium in the Financing, and a warrant, substantially on the same terms as the warrants to be issued to the purchasers in the Financing, to purchase approximately 518,160 shares of Cardium’s common stock, or 6.0% of the number of shares sold in the Financing. Cardium also has agreed to reimburse Oppenheimer for its out-of-pocket expenses in connection with the Financing, up to a maximum of $75,000.

Pursuant to the terms of the Securities Purchase Agreements, Cardium has agreed to file a registration statement to register for resale the shares of common stock sold in the Financing, including the shares of common stock underlying the warrants, within 30 days following the closing of the Financing. Subject to certain exceptions, in the event the registration statement is not filed within such 30 day period or does not become effective within certain time periods set forth in the Securities Purchase Agreements, Cardium would be required to pay each purchaser in the Financing an amount in cash equal to one-thirtieth of one percent of the aggregate purchase price paid by each purchaser for each day the filing or effectiveness of the registration statement is delayed. In addition, Cardium has agreed, subject to certain exceptions set forth in the Securities Purchase Agreements, not to issue or sell any additional shares of its common stock, warrants or other rights to acquire common stock or any other securities convertible or exercisable into shares of common stock for a period of 60 days following the effective date of the resale registration statement, and to not cause any other registration statement to become effective for a period of 45 days following the effective date of the resale registration statement.

Pursuant to the terms of the warrants to be issued in the Financing, in the event of certain specified issuances of equity securities by Cardium following the closing of the Financing for consideration below the exercise price of the warrants, the exercise price of the warrants will be adjusted to an amount equal to the per share consideration received for such securities so issued. In addition, if at any time after the one year anniversary of the closing of the Financing the closing price of Cardium’s common stock is at least 200% of the exercise price of the warrants for 20 consecutive trading days, Cardium shall have the right, subject to certain trading volume, registration and notice requirements, to repurchase the warrants at a price equal to $0.01 per share of common stock underlying the warrants.

In addition, as part of the Financing, each executive officer and director of Cardium has agreed to enter into a Lock-Up Agreement with Oppenheimer pursuant to which each such officer and director will agree not to sell any shares of Cardium’s common stock held by such officer or director for a period of six months from the closing of the Financing or 90 days following the effective date of the resale registration statement, whichever is later.

The foregoing description of the Securities Purchase Agreements, the warrants, the Placement Agent Agreement and the Lock-Up Agreement does not purport to be complete and is qualified in its entirety by the form of warrant attached hereto as Exhibit 4.1, the form of Securities Purchase Agreement attached hereto as Exhibit 10.1, the form of Lock-Up Agreement attached hereto as Exhibit 10.2 and the Placement Agent Agreement attached hereto as Exhibit 10.3, each of which are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is hereby incorporated into this Item 3.02. The common stock and warrants to purchase common stock to be issued at the closing of the Financing were offered and will be issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Each purchaser represented to Cardium that such purchaser was an “accredited investor” as such term is defined under such Regulation D and the Financing did not involve any form of general solicitation or general advertising.

Item 8.01	Other Events.

On March 6, 2007, Cardium issued a press release announcing the Financing. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

4.1	Form of Warrant (to be issued to the purchasers at the closing of the Financing)

10.1	Form of Securities Purchase Agreement, dated March 6, 2007, by and between Cardium Therapeutics, Inc. and each purchaser (Agreements on substantially this form were signed by each purchaser in the Financing)

10.2	Form of Lock-Up Agreement (to be executed by executive officers and directors of Cardium Therapeutics, Inc. at the closing of the Financing)

10.3	Placement Agent Agreement dated November 1, 2006, by and between Cardium Therapeutics, Inc. and Oppenheimer & Co. Inc.

99.1	Press Release of Cardium Therapeutics, Inc. issued on March 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIUM THERAPEUTICS, INC.

Date: March 6, 2007	By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer